Exhibit 5.2

Client: 92916-00007

May 11, 2012

Thompson Creek Metals Company Inc.

26 West Dry Creek Circle, Suite 810

Littleton CO

80120 USA

Re:       Thompson Creek Metals Company Inc.
Registration Statement on Form S-3 (File No. 333-170232)

Dear Sirs:

We have acted as special counsel to Thompson Creek Metals Company Inc., a corporation organized under the laws of British Columbia, Canada (the “Company”), and certain of its subsidiaries and affiliates listed on Annex A hereto (the “Colorado Guarantors”) in connection with the preparation and filing with the Securities and Exchange Commission (the “Commission”) of an Amendment No. 1 to the Company’s Registration Statement on Form S-3 (File No. 333-170232) (the “Registration Statement”) under the Securities Act of 1933, as amended (the “Securities Act”), the prospectus included therein, the prospectus supplement, dated May 8, 2012, filed with the Commission on May 8, 2012 pursuant to Rule 424(b) of the Securities Act (the “Prospectus Supplement”), and the offering by the Company pursuant thereto of $200,000,000 aggregate principal amount of the Company’s 12.5% Senior Notes due 2019 (the “Notes”).

The Notes have been issued pursuant to the indenture dated as of May 11, 2012 (the “Base Indenture”), between the Company and Wells Fargo Bank, National Association, as U.S. trustee (the “U.S. Trustee”), as supplemented by the first supplemental indenture thereto, dated as of May 11, 2012 (the “First Supplemental Indenture”), among the Company, the guarantors party thereto (including the Colorado Guarantors) (the “Guarantors”), and the U.S. Trustee, as supplemented by the second supplemental indenture thereto, dated as of May 11, 20120, among the Company, the Guarantors, the U.S. Trustee and Valiant Trust Company, as Canadian co-trustee (the “Co-Trustee” and, together with the U.S. Trustee, the “Trustees”) (the “Second Supplemental Indenture” and, together with the Base Indenture and the First Supplemental Indenture, the “Indenture”), and are guaranteed pursuant to the terms of the Indenture and the notation endorsed on the Notes by the Guarantors (the “Guarantees”).

In arriving at the opinions expressed below, we have examined originals, or copies certified or otherwise identified to our satisfaction as being true and complete copies of the originals, of the Base Indenture, the First Supplemental Indenture, the Second Supplemental Indenture, and the Notes and such other documents, corporate records, certificates of officers of the Company and the Guarantors and of public officials and other instruments as we have deemed necessary or advisable to enable us to render these opinions.  In our examination, we have assumed, without independent investigation, the genuineness of all signatures, the legal capacity and competency of all natural persons, the authenticity of all documents submitted to us as originals and the conformity to original documents of all documents submitted to us as copies.  As to any facts material to these opinions, we have relied to the extent we deemed appropriate and without independent investigation upon statements and representations of officers and other representatives of the Company and the Guarantors and others.

We are not admitted or qualified to practice law in the State of Nevada, United States or the Provinces of British Colombia, Canada or Yukon, Canada.  Therefore, we have relied upon the opinion of Brownstein Hyatt Farber & Schreck, LLP with respect to matters governed by the laws of the Nevada, Goodmans with respect to matters governed by the laws of British Colombia, Canada, and Lackowicz & Hoffman LLP, with respect to matters governed by the laws of Yukon, Canada.

Based upon the foregoing, and subject to the assumptions, exceptions, qualifications and limitations set forth herein, we are of the opinion that:

1.     The execution and delivery by each of the Colorado Guarantors of the Indenture and the performance of its obligations thereunder have been duly authorized by all necessary corporate or limited liability company action, as applicable. The Indenture has been duly executed and delivered by the Colorado Guarantors party thereto.

2.     The Notes are legal, valid and binding obligations of the Company, enforceable against the Company in accordance with their respective terms, and the Guarantees of the Notes are legal, valid and binding obligations of the Guarantors obligated thereon, enforceable against such Guarantors in accordance with their respective terms.

The opinions expressed above are subject to the following additional exceptions, qualifications, limitations and assumptions:

A.    We render no opinion herein as to matters involving the laws of any jurisdiction other than the State of New York and the State of Colorado and to the extent relevant for our opinions herein, the New York Business Corporation Law and the Colorado Business Corporation Act.  This opinion is limited to the effect of the current state of the laws of the State of New York and the State of Colorado and the New York Business Corporation Law and the Colorado Business Corporation Act and the facts as they currently exist.  We assume no obligation to revise or supplement this opinion in the event of future changes in such laws or the interpretations thereof or such facts.

B.    The opinions above are subject to (i) the effect of any bankruptcy, insolvency, reorganization, moratorium, arrangement or similar laws affecting the rights and remedies of creditors’ generally, including without limitation the effect of statutory or other laws regarding fraudulent transfers or preferential transfers, and (ii) general principles of equity, including without limitation concepts of materiality, reasonableness, good faith and fair dealing and the possible unavailability of specific performance, injunctive relief or other equitable remedies regardless of whether enforceability is considered in a proceeding in equity or at law.

C.    We express no opinion regarding the effectiveness of (i) any waiver of stay, extension or usury laws or of unknown future rights, (ii) provisions relating to indemnification, exculpation or contribution, to the extent such provisions may be held unenforceable as contrary to public policy or federal or state securities laws, (iii) any purported fraudulent transfer “savings” clause, (iv) any provision waiving the right to object to venue in any court; (v) any agreement to submit to the jurisdiction of any Federal court; or (vi) any waiver of the right to jury trial.

We consent to the filing of this opinion as an exhibit to the Registration Statement, and we further consent to the use of our name under the caption “Validity of the Securities” in the Registration Statement and the Prospectus Supplement. In giving these consents, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission promulgated thereunder.

Very truly yours,

/s/ Gibson, Dunn & Crutcher, LLP

ANNEX A

Colorado Guarantors

Name	Jurisdiction of Incorporation

Langeloth Metallurgical Company LLC	Colorado, USA
Mt. Emmons Moly Company	Colorado, USA
Thompson Creek Metals Company USA	Colorado, USA
Thompson Creek Mining Co.	Colorado, USA